Exhibit 99.1

MarkWest Hydrocarbon, Inc.	Contact:	Frank Semple, President & CEO
155 Inverness Drive West, Suite 200		Jim Ivey, CFO
Englewood, CO 80112-5000		Andy Schroeder, VP and Treasurer
(800) 730-8388	Phone:	(303) 290-8700
(303) 290-8700	E-mail:	investorrelations@markwest.com
(303) 290-8769 Fax	Website:	www.markwest.com

MarkWest Hydrocarbon, Inc. Appoints

Michael L. Beatty to its Board

DENVER—July 22, 2005—MarkWest Hydrocarbon, Inc. (AMEX: MWP), is pleased to announce the appointment of Michael L. Beatty to its Board of Directors.

“We are extremely pleased to have Mike join the MarkWest Hydrocarbon Board of Directors,” said Frank Semple, president and chief executive officer of Markwest.  “As a practicing energy attorney and the former director, executive vice president and general counsel of The Coastal Corporation, Mike brings to our board significant expertise and broad based experience in the energy industry, with a hands-on understanding of the political and legal process as well, all of which provides him with a unique insight into the oil and gas business.”

Mr. Beatty is currently Chairman and CEO of the law firm of Beatty & Wozniak, P.C. located in Denver, Colorado, with a practice focused on energy, oil and gas, business and commercial litigation.  A Harvard Law School graduate, Beatty began his career in the energy industry as in-house counsel for Colorado Interstate Gas Company, and ultimately became Executive Vice President, General Counsel and a Director of The Coastal Corporation.  He also served as Chief of Staff to Colorado Governor Roy Romer from 1993 to 1995.

Beatty has handled numerous energy related cases in his career, including successfully arguing a case before the U. S. Supreme Court.  Prior to his work as an energy litigator, Beatty was a tenured law professor at the University of Idaho, and visiting law professor at the University of Wyoming.  Beatty graduated from the University of California, Berkeley with a Bachelor of Arts degree, and received his juris doctorate from Harvard Law School.

Beatty has also been active in a number of civic organizations, including as a member of the board of directors of the Colorado Leadership Alliance and of the Bighorn Action Committee, and served as coach with several championship teams in the Colorado State High School Mock Trial competitions.

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MarkWest Hydrocarbon, Inc. (AMEX: MWP) controls and operates MarkWest Energy Partners, L.P. (AMEX: MWE), a publicly-traded limited partnership engaged in the gathering, processing and transmission of natural gas; the transportation, fractionation and storage of natural gas liquids; and the gathering and transportation of crude oil. We also market natural gas and NGLs.

This press release includes “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. All statements other than statements of historical facts included or incorporated herein may constitute forward-looking statements. Although we believe that the expectations reflected in the forward-looking statements are reasonable, we can give no assurance that such expectations will prove to be correct. The forward-looking statements involve risks and uncertainties that affect our operations, financial performance and other factors as discussed in our filings with the Securities and Exchange Commission (“SEC”). Among the factors that could cause results to differ materially are those risks discussed in our Form 10-K for the year ended December 31, 2003, and our Forms 10-Q for 2004, as filed with the SEC.